Lands' End, Inc.
Director Compensation Policy
(as revised on May 24, 2018)

This Director Compensation Policy (the "Policy") of Lands' End, Inc. (the "Company"), as adopted by the Board of Directors of the Company (the "Board"), shall remain in effect until amended, replaced or rescinded by further action of the Board. The compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each non-employee member of the Board (a "director"). For the avoidance of doubt, this Policy shall not apply to members of the Board who are employees of the Company. Members of the Board shall not be entitled to receive any compensation for service on the Board other than as described in the Policy.
1.        Compensation
Payment Amount. Each director shall be eligible to receive an "annual" retainer of $100,000, paid in cash, for service on the Board. For purposes of this Policy, "annual" shall mean on a fiscal year basis. In addition, (1) a director serving as Chair of the Board shall be eligible to receive an additional annual retainer of $30,000, (2) a director serving as Chair of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000, (3) a director serving as Chair of the Compensation Committee shall be eligible to receive an additional annual retainer of $15,000, (4) a director serving as Chair of each other standing committee of the Board shall be eligible to receive an additional annual retainer of $10,000, (5) a director serving as a member of the Audit Committee (other than the Chair of the Audit Committee) shall be eligible to receive an additional annual retainer of $12,500, (6) a director serving as a member of the Compensation Committee (other than the Chair of the Compensation Committee) shall be eligible to receive an additional annual retainer of $10,000, and (7) a director serving as a member of each other standing committee of the Board (other than the Chair of the applicable committee) shall be eligible to receive an additional annual retainer of $7,500; in each case, paid in cash, for such service.
Payment Schedule. The annual retainers for service on the Board, as Chair of the Board, and as Chair or a member of a committee of the Board, as set forth above, shall be paid by the Company in four equal quarterly installments, on the last day of each fiscal quarter, provided, however, that the payment to be made on August 3, 2018 shall be prorated for the period from May 12, 2018 to August 3, 2018 (each such payment date, a "Quarterly Payment Date"). Any director who serves as a member of the Board for less than a full quarterly period, shall receive a prorated payment for such quarterly period, on the next Quarterly Payment Date.
Annual Election to Receive Retainer in the Form of Common Stock. A director may elect annually in advance of the commencement of a fiscal year (or upon initial appointment or election to the Board, if such occurs during a fiscal year) to receive the retainers under this Policy that would otherwise be payable in cash, either in whole or in part, in the form of shares of common stock of the Company issued under the Lands' End, Inc. 2014 Stock Plan, as amended, the Lands' End, Inc. 2017 Stock Plan, as amended, or a successor equity plan (a "Stock Election"), in which case he or she shall instead receive, at the time the cash retainer payment would have been payable, shares having an equivalent fair market value on the applicable Quarterly Payment Date, determined using the NASDAQ regular market hours closing price of the Company's common stock on such Quarterly Payment Date (rounded down to the nearest whole share). Such election shall be effective for the ensuing fiscal year. With respect to the fiscal year ending February 1, 2019, a director may make a Stock Election prior to the Quarterly Payment Date occurring on August 3, 2018. A Stock Election shall only be made at a time when trading is permitted under the Company's Insider Trading Policy, as determined by the Company's General Counsel.
New Directors. In the event a new director is elected or appointed to the Board, such director shall be eligible to receive the compensation set forth in this Policy, prorated from the date of appointment or election through the next scheduled Quarterly Payment Date and thereafter shall be paid in conformity with the other directors.
2.        Health Care Programs
Upon the approval of the Nominating and Corporate Governance Committee on a case-by-case basis, a director may participate in health care programs of the Company on a basis no less favorable than senior executives of the Company.

3.        Merchandise Discounts and Gift Card
All directors are eligible to purchase Lands' End merchandise and services at a discount, subject to the terms of the Lands' End Employee Merchandise Discounts Policy. Each director serving on the Board immediately following each Annual Meeting of Stockholders shall receive a Lands' End gift card to purchase Lands' End merchandise and services in the amount of $5,000, issued on the date of the Annual Meeting of Stockholders, or such other date as is determined by the Nominating and Corporate Governance Committee. In the event that a director is initially elected or appointed to the Board on a date subsequent to the date of the Annual Meeting of Stockholders, such director shall receive a prorated gift card, at the time of such election or appointment, reflecting the time elapsed since the Annual Meeting of Stockholders.
4.        Expense Reimbursement
Members of the Board of Directors, including employees of the Company, will be reimbursed for all reasonable out-of-pocket expenses incurred by them in connection with their participation in meetings of the Board (and committees thereof) and the boards of directors (and committees thereof) of the subsidiaries of the Company. The Company shall make such reimbursement within a reasonable amount of time following submission of reasonable written substantiation for the expenses.